EXHIBIT 21


                            LIST OF SUBSIDIARIES FOR
                              BAY BANCSHARES, INC.


         NAME                                      JURISDICTION OF INCORPORATION
         ----                                      -----------------------------

Bayshore National Bank                                     United States

BayBanc Independent Insurance Agency, Inc.                 Texas

Bay Bancshares of Delaware, Inc.                           Delaware